UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2017

BINGO NATION INC.

(Exact name of registrant as specified in its charter)

Nevada	000-1376316	98-0492900
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

6440 SKY POINTE DRIVE, SUITE 140/149

LAS VEGAS, NV 89131

 (Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Election of Director

On March 3, 2017, the Company appointed David Matheson to the Company’s Board of Directors.  This corporate action was approved by the Company’s Board of Directors and the holders of a majority of its common shares by written consent as authorized by Nevada corporate law.

David Matheson, age 65, holds an M.A. in Business Administration from the University of Washington.  In 1989 Mr. Matheson was appointed by President George H. W. Bush to serve as Deputy Commissioner for Indian Affairs, U.S. Department of the Interior, which he did for four years, during the time the Indian Gaming Regulatory Act of 1988 was being implemented. As Deputy Commissioner of Indian Affairs, Mr. Matheson was responsible for the day-to-day operations of the Bureau of Indian Affairs, including the responsibility for fulfilling the Department's trust responsibilities and promoting self-determination on behalf of over 500 federally recognized American Indian and Alaska Native tribal governments. Mr. Matheson oversaw a federal agency which currently has 10,000 employees nationwide, and which is responsible for providing services to over one million individual American Indians and Alaska Natives from the federally recognized tribes. Mr. Matheson was awarded a Commendation from the Secretary of the Interior for Outstanding Service. He was appointed by President George W. Bush as an advisor to the President's Commission on Tribal Colleges and Universities. Mr. Matheson previously served as a delegate to the People's Republic of China's Native American Trade Mission, and as Chief Executive Officer of Coeur d'Alene Development Enterprises.

From 1994 to 2006 and 2011 to 2016 Mr. Matheson was CEO of the Coeur d'Alene Casino & Resort Hotel in Worley, Idaho, which was voted the #1 local casino in the Spokesman Reader Review for three consecutive years. Over the years, Mr. Matheson, a member of the Coeur d'Alene Tribe, has served three terms as Tribal Council leader, has served from 1981 to 1986 as Tribal Chairman, and manager of various tribal operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 3, 2017

Bingo Nation Inc.

/s/ Robert Coleridge
Robert Coleridge, President (Principal Executive Officer)